Exhibit 4.1

SHAREHOLDER’S AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of June 17, 2010, is made by and between, Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”), Navios Corporation, a Marshall Islands Corporation (“Navios”) and Grandall Investment S.A., a Panamanian corporation (“Grandall”). Each of Navios and Grandall are the only shareholders of the Company and are herein referred to individually as a “Shareholder” and collectively, the “Shareholders.” Navios shall include Navios Maritime Holdings Inc. (“Navios Holdings”), the parent corporation of Navios, as an anticipated shareholder of the Company in lieu of Navios.

WHEREAS, the Company, Navios and Grandall (as successor by assignment to Jandick S.A.) are parties to that certain Shareholders’ Agreement dated as of January 1, 2008, as amended (the “Original Agreement”); and

WHEREAS, the Company, Navios and Grandall desire to terminate the Original Agreement effective as of the date upon which the Company becomes subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Effective Date”), and enter into this Agreement to govern the rights of the Shareholders as of the Effective Date.

NOW, THEREFORE, in consideration of the execution and delivery of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Termination of Original Agreement. As of the Effective Date, the parties hereby acknowledge that the Original Agreement and the Registration Rights Agreement, each dated as of January 1, 2008, by and among the Company and the parties identified in such agreements, shall be terminated and shall be of no further force or effect.

2. Board of Directors. The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively, with each class to serve for a three-year period. The Class I directors shall be appointed on or prior to the Effective Date and shall serve until the date of the first annual meeting of shareholders. The Class I directors shall initially be Rodrigo Gonzalez, Fernando Muñoz de Toro and Ramon Goreglad. The Class II directors shall be appointed on or prior to the Effective Date and shall serve until the date of the second annual meeting of shareholders. The Class II directors shall initially be Allan Shaw and Michael McClure. The Class III directors shall be appointed on or prior to the Effective Date and shall serve until the date of the third annual meeting of shareholders. The Class III directors shall initially be Angeliki Frangou and Claudio Lopez.

3. Lock-Up.

(a) Notwithstanding anything to the contrary set forth herein, each of Navios and Grandall hereby agrees that it will not, without the prior written consent of the other, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Lock-up Termination Date”), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by Grandall or Navios, as the case may be or are thereafter acquired), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Any action referred to in clause (i) or (ii) taken by Navios Holdings as the current holder of all of the capital stock of Navios, with respect to its interest in Navios, or by any shareholder of Grandall with respect to such shareholder’s interest in Grandall shall be deemed an action directly taken by Grandall or Navios, as the case may be, in violation of this Section 3(a).

(b) The foregoing provisions of this Section 3 shall only be applicable to restrict Grandall until the earlier of the Lock-up Termination date or the date on which Angeliki Frangou is no longer the largest beneficial owner of the Common Stock of Navios Maritime Holdings Inc. The Company is an intended third party beneficiary of this Section 3 and shall have the right, power and authority to enforce the provisions hereof as though it were a party hereto.

4. Super-Voting Shares. Grandall acknowledges and agrees that prior to or on the Effective Date the shares of stock of the Company shall consist of Common Stock and Class B Common Stock. The Common Stock shall have one vote per common share and the Class B Common Stock shall have up to 25 votes per common share (in each case, after giving effect to the contemplated stock split prior to the Effective Date) and that Navios shall own the Class B Common Stock which shall be issued to Navios in a one-for-one exchange for all of the shares of Common Stock Navios holds upon consummation of the distribution on the Effective Date. In addition, in the event Navios transfers any shares of the Class B Common Stock to any person or entity, other than its affiliates, such transferred Class B Common Stock shall automatically convert into shares of Common Stock, in accordance with the Company’s articles of incorporation. In addition, the shares of Class B Common Stock will automatically convert, in accordance with the Company’s articles of incorporation, into shares of Common Stock if the aggregate number of outstanding shares of Common Stock and Class B Common Stock beneficially owned by Navios Holdings falls below 20% of the aggregate number of outstanding shares of Common Stock and Class B Common Stock.

4. Blank Check Preferred Issuances. In the event the Company issues any shares of its blank check preferred stock, as may be designated, authorized and permitted pursuant to the Company’s articles of incorporation, to Navios or an affiliate of Navios, then any such issuance shall require the vote of a majority of the then members of the Board of Directors of the Company who are not affiliated with Navios. Notwithstanding the foregoing, such approval shall not be required for an issuance of preferred stock to all holders of the Common Stock and Class B Common Stock on a pro rata basis, including Navios and its affiliates or on a pro rata basis subject to exclusions pursuant to a customary Stock Purchase Rights Plan or “poison pill”.

5. Miscellaneous.

(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law; Dispute Resolution. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles. Any dispute, controversy or claim between Grandall and Navios which arises out of or relates to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association – Commercial Division. The arbitration proceedings shall be held in New York, New York.

(c) Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Headings. The headings contained in this Agreement are for reference only and shall in no way affect the meaning or interpretation of this Agreement.

(e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, internationally recognized overnight courier service, and addressed to the party to be notified at the address indicated for such party on the signature page hereof.

(f) Amendment and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance), only with the written consent of the Company and the Shareholders.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

(i) Ancillary Agreement to Distribution. The undersigned agree that this Agreement shall constitute an ancillary agreement entered into in connection with any proposed distribution of common stock of the Company.

(j) Entire Understanding. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral, with respect to the parties.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, this Agreement has been entered into by the parties hereto effective as of the date first written above.

NAVIOS SOUTH AMERICAN LOGISTICS INC.

By:	/s/ Claudio Lopez
Name: Claudio Lopez
Title: CEO

85 Akti Miaouli Street, 185 38 Piraeus/Greece

NAVIOS CORPORATION

By:	/s/ Ted C. Petrone
Name: Ted C. Petrone
Title: President
85 Akti Miaouli Street, 185 38 Piraeus/Greece

GRANDALL INVESTMENT S.A

By:	/s/ Claudio Lopez
Name: Claudio Lopez
Title:
Sante Fe 846-2FL
Buenos Aires (Argentina)

[Address for Notice]